Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder

Sweets & Treats, Inc.

We hereby consent to the use in the Amendment to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated December 11, 2014, relating to the consolidated balance sheets of Sweets & Treats, Inc. (the “Company”) as of July 31, 2014 and 2013 and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the reporting periods then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey

February 24, 2015